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                                                                    EXHIBIT 99.1


Contact:  Bob Marlowe
          Chief Financial Officer
          (615)264-8000


               SHOLODGE ANNOUNCES FOURTH QUARTER ESTIMATED LOSSES


         Hendersonville, TN (February 4, 2003) - ShoLodge, Inc. (Nasdaq: LODG) today announced that it expects to report net losses for the fourth quarter of 2002 ranging from $20 million to $22 million, or approximately $4.00 to $4.30 per share. The losses are primarily the result of losses on the sale of hotels, charge-offs of development costs on abandoned hotel development projects and write-downs of notes and accounts receivable due to impaired values of hotels underlying the receivables.


         ShoLodge currently owns, manages, and/or franchises 122 hotels, provides reservation services for these and other lodging facilities, and performs construction and development services for third parties.


         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking statements provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copied of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.